EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
               (in thousands, except share and per share amounts)

                                                      Three months                        Nine months
                                                   ended September 30,                 ended September 30,
                                                   1996             1995              1996             1995
                                               -----------      -----------        ----------       ----------
Net earnings                                   $     9,451      $     6,014        $   18,794       $   17,764
                                               ===========      ===========        ==========       ==========

Weighted average shares:
     Common shares outstanding                      24,863           24,620            24,778           24,551

     Common equivalent shares issuable
       upon exercise of employee stock
       options (1)                                     693              743               710              791
                                               -----------      -----------        ----------       ----------

     Total weighted average shares
       - primary                                    25,556           25,363            25,488           25,342

     Incremental common equivalent
       shares (calculated using the higher
       of the end of period or average
       fair market value (2)                            23               --                46               --
                                               -----------      -----------        ----------       ----------

     Total weighted average shares -
       fully diluted                                25,579           25,363            25,534            25,342
                                               ===========      ===========       ===========       ===========

Net earnings per common
  and equivalent share                         $       .37      $       .24       $       .74       $       .70
                                               ===========      ===========       ===========       ===========

Net earnings per common share -
 assuming full dilution                        $       .37      $       .24       $       .74       $       .70
                                               ===========      ===========       ===========       ===========

Notes:

(1) Amount calculated using the treasury stock method and average fair market values.

(2) The  calculation  is submitted in accordance with Regulation S-K Item 601(b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.